Exhibit 99.1

OZ MANAGEMENT APOINTS THOMAS M. SIPP CHIEF FINANCIAL OFFICER
NEW YORK, April 17, 2018 - Och-Ziff Capital Management Group LLC (NYSE: OZM) (the “Company,” or Oz Management” or “Oz”) announced today that its Board of Directors has appointed Thomas M. Sipp, CFA, as Chief Financial Officer. Mr. Sipp joins Oz from Magis Partners, where he served as Managing Partner for the venture firm focused on wealth management products. During the prior eight years, Mr. Sipp held several senior executive positions at Credit Suisse, including Chief Financial Officer and Chief Operating Officer for Credit Suisse’s Asset Management division and Global Chief Operating Officer for Credit Suisse’s $1 trillion Wealth & Asset Management division. Mr. Sipp received a B.A. in Finance from Alfred University and an M.B.A from the University of Pittsburgh.
Oz Chief Financial Officer, Alesia J. Haas, has resigned to pursue another career opportunity in a different industry. Ms. Haas will remain with the Company through June 1, 2018 in order to effect a smooth transition.
“I worked closely with Tom for eight years and am excited to have an executive of his caliber and experience join our leadership team. We look forward to welcoming him to Oz and are confident he will be a strong addition to the Company. We thank Alesia for her contributions to Oz and wish her well,” said Oz Chief Executive Officer, Robert Shafir.
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About Oz Management
Oz Management is one of the largest institutional alternative asset managers in the world, with offices in New York, London, Hong Kong, Mumbai, Beijing, Shanghai and Houston. Oz provides asset management services to investors globally through its multi-strategy funds, dedicated credit funds, including opportunistic credit funds and Institutional Credit Strategies products, real estate funds and other alternative investment vehicles. Oz seeks to generate consistent, positive, absolute returns across market cycles, with low volatility compared to the broader markets, and with an emphasis on preservation of capital. Oz’s funds invest across multiple strategies and geographies, consistent with the investment objectives for each fund. The global investment strategies Oz employs include convertible and derivative arbitrage, corporate credit, long/short equity special situations, merger arbitrage, private investments, real estate and structured credit. As of April 1, 2018, Oz had approximately $32.3 billion in assets under management. For more information, please visit Oz’s website (www.ozm.com).

Investor Relations Contact	Media Relations Contact
Adam Willkomm	Jonathan Gasthalter
Head of Business Development and Shareholder Services	Gasthalter & Co. LP

investorrelations@ozm.com	jg@gasthalter.com